UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

Dear Shareholder:

On April 30, 2021, Ambarella, Inc. (“Ambarella” or the “Company”) filed a definitive proxy statement in connection with our 2021 Annual Meeting of Shareholders, to be held on June 17, 2021. One of the proposals to be voted on by our shareholders at the Annual Meeting and described in our Proxy Statement is the approval of a new 2021 Equity Incentive Plan (“Proposal No. 5” or the “Equity Plan Proposal”). If approved by our shareholders at the Annual Meeting, the Equity Plan Proposal would allow the Company to continue to provide equity awards as part of the Company’s compensation program, a very important tool for motivating, attracting and retaining talented employees that have made Ambarella successful. To assist our shareholders in their consideration of this important proposal, we are providing additional information.

Recently, Institutional Shareholder Services (“ISS”) released a report recommending that our shareholders vote against the Equity Plan Proposal. Although we appreciate ISS’s approach, their formulaic analysis in recommending against the Equity Plan Proposal does not consider several relevant and important considerations, which are described below.

Our Board unanimously recommends you cast your vote FOR the Equity Plan Proposal.

Our Business Transformation

Approval of the Equity Plan Proposal is critical to sustaining Ambarella’s momentum as we build shareholder value through pursuing opportunities with our new computer vision SoCs.

Historically, our primary business has been developing and selling standard video and image processors for human viewing applications. Our revenue was significantly concentrated in a small number of end markets and we developed technologies to provide solutions for new markets as they emerged, such as the sports camera, IP security camera, drone and automotive video recorder camera markets. Many of these markets are characterized by short product cycles, consolidation and slowing growth. To broaden and expand our markets, we expended, and continue to expend, substantial time and resources on the development of artificial intelligence (AI)-based computer vision, or CV, technology that we believe could provide us with significant opportunities in new markets with greater potential for growth.

Now we are committed to delivering innovative and advanced solutions that fully integrate AI, computer vision functionality with HD video processing, image processing, audio processing, and system functions onto a single chip, delivering exceptional video and image quality at high compression rates, differentiated functionality and low power consumption. We believe that our CV technology will enable us to expand within some of our existing camera markets, particularly in the professional and home security camera markets, but also address emerging markets such as AI-based driving applications, such as driver monitoring systems, advanced blind spot detection, object detection, and deep learning algorithms for HD mapping solutions, OEM automotive advanced driver assistance systems, or ADAS, applications, and industrial and robotics applications, such as access control, consumer robots, warehouse management applications, automated guided vehicles, and occupancy monitoring. We believe these markets will provide much better growth opportunities than our historical markets. The automotive market, in particular, is a very big opportunity for us and much larger than any we have previously addressed.

Our business transformation from a provider of standard video and image processors for human viewing applications to a provider of AI-enabled computer vision SoC’s for a broad range of smart camera applications and markets is gaining momentum. Over the past year, we achieved several significant milestones in this transition:

•	we announced our next generation CV5 SoC, our first 5nm chip, for intelligent multi-sensor automotive camera systems, robotic cameras and smart consumer cameras;

•	we had more than 175 unique customers purchase engineering parts and/or development systems of our CV solutions, with more than 40 customers going into production with our CV solutions;

•	revenue from our CV solutions exceeded 10% of our total revenue in fiscal year 2021 and we expect CV revenue to be 25% of our total revenue in fiscal year 2022; and

•	as of April 30, 2021, we shipped approximately 2 million computer vision SoCs on a cumulative basis, with approximately 300,000 computer vision SoCs shipped into the automotive market.

We look to continue our momentum in fiscal year 2022 and beyond. As announced on our first quarter fiscal year 2022 earnings call on June 1, 2021, we expect our revenue from sales of our SoCs into the automotive market will approximately double in fiscal year 2022 compared to fiscal year 2021, with the increase fueled by sales of our CV solutions.

As we pursue these opportunities, we are committed to maintaining a strong balance sheet and financial discipline by closely managing our expenses, inventory and cash. As of January 31, 2021, we had over $400 million in cash with no debt.

Our Pay Philosophy Supports our Business Strategy

The success of our business transformation is dependent on our ability to not only motivate and retain our talented team to achieve important goals, but also to recruit top engineering talent, including engineers with AI experience. Our workforce is predominantly comprised of engineering talent, with approximately 81% of our employees engaged in research and development. We believe that the ability, hard work and character of our employees is a major reason for our successful transition to CV markets. As you consider the Equity Plan Proposal, we ask that you bear in mind that we compete for talent in an industry and in geographic regions (including Silicon Valley) where equity incentives are needed to attract and retain critical employees. Moreover, as we have transitioned to CV markets, we are increasingly competing for talented engineers with companies much larger than us or our peer group of companies and which are capable of offering very competitive pay programs.

Our compensation strategy, which has been supported by our shareholders and even by ISS in past years, has served us well, and our ability to continue to grant competitive equity compensation is critical to maintaining our momentum. Equity compensation is a fundamental element of our pay-for-performance compensation philosophy, which incentivizes employees throughout the organization to strive for shareholder value, and not just our executive officers. In fiscal year 2021, employees who are not executive officers received approximately 75% of the equity awards granted by the Company. Equity compensation also represents a significant portion of the total compensation for our key executives and is also an important element of compensation for our directors. In fiscal year 2021, approximately 84% of our CEO’s, and, on average, approximately 76% of our other named executive officers’ target total direct compensation consisted of equity compensation, which was split equally between time-based and performance-based awards. Finally, equity awards represent approximately 80% of the compensation paid to our non-employee directors. We believe the high percentage of compensation paid in the form of equity awards aligns the interests of our executives and directors strongly with those of our shareholders.

Without the Benefit of Equity Awards, We Would Be Forced to Rely on Other Forms of Compensation

As described above, equity is a central component of compensation for many of our employees, and particularly those at a senior level within our organization. These awards play a critical role in enabling us to attract and retain high-caliber talent, especially talent from within our industry, and ensuring that the interests of that talent are appropriately aligned with those of our shareholders. The inability to grant equity awards may force us to rely on cash as an alternative form of compensation, which might be better allocated to other business uses to support or business transformation and future growth.

The ISS Report

ISS is supportive this year of each of our director nominees and also of our Say-on-Pay proposal. We believe that this indicates that ISS supports our overall compensation program. However, ISS has recommended against our Equity Plan Proposal based on a formulaic application of its quantitative thresholds and our three-year burn rate. We are asking our shareholders to consider several important relevant non-qualitative factors to our business strategy that ISS does not consider in its approach. Given ISS’ recommendation, we believe it is imperative that we highlight areas where we disagree with ISS’ analysis, which include:

•

We recognize the value of our equity compensation is relatively high, but that is because we often need to compete against much larger companies to successfully recruit and retain talented employees that will help us further our business transformation into CV markets. As discussed above, equity is a critical aspect of our compensation program for both new and existing employees. We review market data on equity compensation to try to ensure our pay packages are competitive for all levels of employees, including our executives, and we will continue to monitor this data over time.

•

ISS uses a broader peer group than we do. ISS’s peer group includes a number of equipment-focused semiconductor companies with whom we do not compete for talent. These companies tend to have different equity grant practices and compete for talent with a different set of peer companies than we do.

•

The proposed pool of shares under 2021 Plan, which we estimate will be sufficient for three years, is reasonable based on comparison to our compensation peer group. Our three-year average gross burn rate and total overhang are within the range of our compensation peer group:

Compensation Peer Group 3-Year Average Burn Rate and Overhang Data:

	Ambarella	25th Percentile	50th Percentile	75th Percentile	90th Percentile
Gross Burn Rate	4.4%	2.0%	3.0%	4.5%	5.2%
Overhang	19.0%	14.9%	19.3%	21.3%	25.8%

•

ISS does not factor in the implications for us and our shareholders if the Equity Plan Proposal is not approved. As discussed in our full Proxy Statement for the 2021 Annual Meeting, if the 2021 Plan is not approved by our shareholders and a new equity incentive plan is not implemented prior to the expiration of the 2012 Plan, we would likely need to significantly increase the cash component of employee compensation to continue to attract and retain key employees as we would no longer be able to provide the elements of compensation that we previously provided in the form of equity awards. Using cash awards or other non-equity forms of incentive compensation would reduce alignment of interests between employees and shareholders and would reduce cash available for other potential uses, such as future stock repurchases or strategic transactions.

•

Despite determining that our compensation practices are appropriate and align CEO and other named executive officer pay with performance, ISS nevertheless recommends that shareholders vote against approval of the 2021 Plan that is necessary to implement our ongoing compensation practices, support our growth strategies, and is in-line with our peers based on key equity program metrics.

We are committed to maintaining best practices in our compensation program and equity plan, as well as engaging with shareholders and being responsive to their priorities and concerns. For example, as discussed in greater detail in our 2021 Proxy Statement, we have modified our executive compensation program several times over the past few years in direct response to feedback from shareholders, including: revising our performance-based RSUs to remove annual strategic goal metrics in favor of only a three-year total shareholder return metric; implementing a 50/50 split between RSUs and PRSUs for all of our management team; revising our annual bonus program to include annual strategic goals directly related to our business transition; and revising our compensation peer group.

We believe our equity usage strikes the correct balance between retaining employees in a very competitive industry and responsibly managing dilution levels. We will continue to monitor our equity usage and work within the confines of a finite shareholder-approved equity pool.

The ISS Report Positively Highlights Numerous Qualitative Aspects of our Compensation Program

In analyzing ISS’ report, it is important to recognize that its recommendation on our Equity Plan Proposal was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, in 2020, ISS supported our Say-on-Pay proposal, as did approximately 90% of our shareholders. This year, ISS again supports our Say-on-Pay proposal because ISS found that pay and performance are reasonably aligned at this time.

Our Compensation Committee has historically used equity compensation as a critical component of our overall compensation program, both for our executive team and for substantially all of our employees. This creates a strong link between the incentives of our employees and the interests of our shareholder base and conserves our cash resources to support our growth objectives. Our shareholders have been supportive of our general approach to compensation, as indicated by consistently high support of our Say-on-Pay proposals over multiple years. To vote against the 2021 Plan now would effectively undermine the wishes of the shareholders who have overwhelmingly supported our pay practices.

The 2021 Equity Incentive Plan Implements Best Practices

ISS also recognized the best practices in our 2021 Plan and our compensation program more broadly:

•  No repricing (or cash buybacks) of stock options or stock appreciation rights

•  No “evergreen” provision

•  No “reload” equity awards

•  No “liberal share recycling”

•  No dividends vest until underlying award vests, and no dividends on unexercised options

•   No single-trigger vesting acceleration on a change in control, except legacy contracts

•   No hedging of equity securities

•   No tax gross-ups, except legacy contracts

•   Clawback policy in place

•   Stock ownership guidelines

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 5.

In closing, we would like to assure you of our commitment to continue to increase the value of Ambarella while working within the compensation framework described in our 2021 Proxy Statement. We thank you for the time you have focused on this matter and your careful consideration of this proposal. If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you wish to do so, or should you have any questions or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, Alliance Advisors, at 1-833-670-0698.

Sincerely, Feng-Ming Wang CEO and Chairman of the Board